UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2014

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2014, the Compensation Committee (the “Committee”) of the Board approved the grant of a special, off-cycle performance based restricted stock unit award (the “2015 PSUs”) under the Computer Sciences Corporation 2011 Omnibus Incentive Plan to the Chief Executive Officer, Mr. J. Michael Lawrie.

In accordance with our Equity Grant Policy, the grant date for the award will be July 15, 2014. The number of 2015 PSUs granted will be determined by dividing the grant value, $2,500,000, by the average closing price of our common stock during the 30-day period ending on the grant date, rounded to the nearest whole unit.

Up to 100% of the 2015 PSUs will vest and be converted into shares of our common stock on the first anniversary of the grant date, subject to Mr. Lawrie’s continued employment and the achievement of certain performance goals relating to our corporate Operating Income for Fiscal 2015 as well as certain governance and organizational-related goals (“Performance Targets”) as set by the Committee. The Committee will determine the number of 2015 PSUs eligible to vest based on achievement of the Performance Targets.

Vesting of the award may accelerate in the event of Mr. Lawrie’s involuntary termination without cause or termination for good reason, a change in control of the Company or Mr. Lawrie’s death or disability prior to the scheduled vesting date. Dividend equivalents will be paid only with respect to the portion of the award, if any, that ultimately vests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: June 30, 2014	By:	/s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer